Exhibit 12a



                      STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)

                                                          Year Ended December 31
                                          ------------------------------------------------
                                              1996      1995      1994      1993      1992
                                          ------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
  Pre-tax income:
    Net income from continuing operations
      per statement of income             $167,351  $128,382  $ 79,312  $163,812  $153,942
    Federal income taxes                   107,747    91,519    74,816    93,702    76,114
    Federal income taxes charged to
      other income - net                    (1,608)  (12,068)   22,687      (418)   (1,781)
    Capitalized interest                      (600)     (660)     (400)     (791)   (1,205)
    Undistbuted (earnings) or losses
      of less-than-fifty-percent-owned
      entities                                 460     8,325       743        --      (567)
                                          ------------------------------------------------
      Total                               $273,350  $215,498  $177,158  $256,305  $226,503

  Fixed charges:
    Interest expense                      $122,635  $131,346  $126,555  $120,962  $131,029
    Other interest                             600       660       400       791     1,205
    Portion of rentals representative
      of the interest factor                 4,187     5,150     5,555     5,570     5,991
                                          ------------------------------------------------
      Total                               $127,422  $137,156  $132,510  $127,323  $138,225

  Earnings available for combined
    fixed charges                         $400,772  $352,654  $309,668  $383,628  $364,728
                                          ================================================
RATIO OF EARNINGS TO FIXED CHARGES           3.15x     2.57x     2.34x     3.01x     2.64x

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
Exhibit 12b

                     STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
             EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (Dollars in Thousands)

                                                          Year Ended December31
                                          ------------------------------------------------
                                              1996      1995      1994      1993      1992
                                          ------------------------------------------------
EARNINGS AVAILABLE FOR COMBINED FIXED
CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

  Pretax income:
    Net income from continuing operations
      per statement of income             $167,351  $128,382  $ 79,312  $163,812  $153,942
    Federal income taxes                   107,747    91,519    74,816    93,702    76,114
    Federal income taxes charged to
      other income - net                    (1,608)  (12,068)   22,687      (418)   (1,781)
                                          ------------------------------------------------
      Subtotal                             273,490   207,833   176,815   257,096   228,275
  Capitalized interest                        (600)     (660)     (400)     (791)   (1,205)
  Undistributed (earnings) or losses
  of less-than-fifty-percent-owned
  entities                                      460    8,325       743        --      (567)
                                          ------------------------------------------------
      Total                               $273,350  $215,498  $177,158  $256,305  $226,503

  Fixed charges:
    Interest expense                      $122,635  $131,346  $126,555  $120,962  $131,029
    Other interest                             600       660       400       791     1,205
    Portion of rentals representative
      of the interest factor                 4,187     5,150     5,555     5,570     5,991
                                         -------------------------------------------------
      Total                               $127,422  $137,156  $132,510  $127,323  $138,225

Earnings available for combined
fixed charges and preferred
dividend requirements                     $400,772  $352,654  $309,668  $383,628  $364,728
                                          ================================================


DIVIDEND REQUIREMENT:
  Fixed charges above                     $127,422  $137,156  $132,510  $127,323  $138,225
  Preferred dividend requirements below     36,249    36,674    45,441    29,904    24,476
                                          ------------------------------------------------
      Total                               $163,671  $173,830  $177,951  $157,227  $162,701
                                          ================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS           2.45      2.03      1.74      2.44      2.24

COMPUTATION OF PREFERRED DIVIDEND
REQUIREMENTS:
  (a) Pre-tax income                      $273,490  $207,833  $176,815  $257,096  $228,275
  (b) Net income                          $167,351  $128,382  $ 79,312  $163,812  $153,942
  (c) Ratio of (a) to (b)                   1.6342    1.6189    2.2294    1.5695    1.4829
  (d) Preferred dividends                 $ 22,181  $ 22,654  $ 20,383  $ 19,054  $ 16,506
  Preferred dividend requirements
    [(d) multiplied by (c)]               $ 36,249  $ 36,674  $ 45,441  $ 29,904  $ 24,476
                                          ================================================
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